                                                                    Exhibit 12.3

Fox Entertainment Group, Inc.

Computation of Ratio of Earnings to Fixed Charges


                                                       For the nine
                                                       months ended
                                                         March 31,                    For the years ended June 30,
                                                       ------------ ------------ ------------ ------------ ------------ -----------
                                                           2003         2002         2001         2000         1999         1998
                                                       ------------ ------------ ------------ ------------ ------------ -----------
                                                                                      (US$ in millions)
Earnings:
   Income before provision for income tax expense and
   cumulative effect of accounting change                     1,194        1,015          391          265          347         311
Addback:
   Fixed charges less capitalized interest                      164          329          398          341          256         295
                                                       ------------ ------------ ------------ ------------ ------------ -----------
       Subtotal Earnings                                      1,358        1,344          789          606          603         606
Less:
   Undistributed losses of equity affiliates                    (23)        (166)        (165)        (102)        (147)        (81)
   Minority interest                                             (4)          (5)          (3)          (4)           -           -
                                                       ------------ ------------ ------------ ------------ ------------ -----------
Earnings available for Fixed Charges                          1,385        1,515          957          712          750         687
                                                       ============ ============ ============ ============ ============ ===========

Fixed Charges:
   Interest on debt and capitalized leases (including
   capitalized interest)                                        164          319          404          359          258         303
   Interest element of rentals                                   19           32           23           25           17          18
                                                       ------------ ------------ ------------ ------------ ------------ -----------
Total Fixed Charges                                             183          351          427          384          275         321
                                                       ============ ============ ============ ============ ============ ===========

Ratio of Earnings to Fixed Charges                              7.6          4.3          2.2          1.9          2.7         2.1
                                                       ============ ============ ============ ============ ============ ===========